Exhibit 99.1

Corporate Contacts: Paul Cleveland Chief Financial Officer Affymax, Inc. 650-812-8700	Daryl Messinger WeissComm Partners 415-946-1062

AFFYMAX® REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

PALO ALTO, Calif., August 18, 2008 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2008.  The net loss for the second quarter of 2008 was $18.9 million compared to a net loss of $9.2 million for the second quarter of 2007.

Affymax recognized revenue for the quarter ended June 30, 2008 of $19.1 million compared to $9.7 million for the quarter ended June 30, 2007.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™ and royalty payments from other parties.

Research and development expenses for the quarter ended June 30, 2008, were $30.9 million compared to $14.7 million for the quarter ended June 30, 2007. The increase was primarily due to additional expenses related to Phase 3 clinical trials of Hematide in renal indications as well as increased personnel costs.

General and administrative expenses for the quarter ended June 30, 2008 were $7.9 million compared to $6.2 million for the quarter ended June 30, 2007. The increase was primarily due to increased personnel costs as well as legal, audit and consulting fees.

The company’s cash, investments and receivables from Takeda totaled $180.3 million as of June 30, 2008.  Included in long-term investments are $21.6 million in auction rate securities, a decrease from the first quarter of 2008 due to the sale and redemption of $5.1 million in auction rate securities holdings.

“Our financial position remains sound as we make progress in our Phase 3 clinical trials of Hematide to treat anemia in chronic renal failure patients,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “We are pleased to have completed enrollment in PEARL 1, the first of four Phase 3 trials we have underway, and we continue to expect to complete enrollment in the Phase 3 program by the end of 2008.”

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure and in a Phase 1 clinical trial for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$70,243	$108,215
Restricted cash	11	11
Short-term investments	70,740	60,122
Receivable from Takeda	17,701	15,331
Deferred tax assets	1,810	1,810
Prepaid expenses and other current assets	6,849	9,323
Total current assets	167,354	194,812
Property and equipment, net	6,090	4,470
Restricted cash	1,135	1,135
Long-term investments	21,640	15,655
Deferred tax assets, net of current	8,272	8,272
Other assets	1,378	1,448
Total assets	$205,869	$225,792

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,191	$9,348
Accrued liabilities	10,193	3,517
Accrued clinical trial expenses	13,460	2,473
Income taxes payable	—	739
Deferred revenue	45,326	39,488
Capitalized lease obligations, current	52	133
Total current liabilities	72,222	55,698
Deferred revenue, net of current	68,162	75,911
Long-term income tax liability	9,434	9,434
Capitalized lease obligations, net of current	—	8
Other long-term liabilities	714	556
Total liabilities	150,532	141,607

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	301,741	296,035
Deferred stock-based compensation	(16)	(28)
Accumulated deficit	(246,314)	(211,818)
Accumulated other comprehensive loss	(89)	(19)
Total stockholders’ equity	55,337	84,185
Total liabilities and stockholders’ equity	$205,869	$225,792

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Collaboration revenue	$18,450	$9,654	$35,158	$16,972
License and royalty revenue	681	15	687	21
Total revenue	19,131	9,669	35,845	16,993
Operating expenses:
Research and development	30,877	14,730	56,313	26,588
General and administrative	7,863	6,195	15,331	11,527
Total operating expenses	38,740	20,925	71,644	38,115
Loss from operations	(19,609)	(11,256)	(35,799)	(21,122)
Interest income	1,115	2,917	3,092	5,932
Interest expense	(172)	(4)	(201)	(9)
Other income (expense), net	(249)	20	(1,588)	35
Loss before provision for income taxes	(18,915)	(8,323)	(34,496)	(15,164)
Provision for income taxes	—	925	—	1,255
Net loss	$(18,915)	$(9,248)	$(34,496)	$(16,419)
Net loss per share:
Basic and diluted	$(1.24)	$(0.62)	$(2.27)	$(1.10)
Weighted-average number of shares used in computing basic and diluted net loss per share	15,197	14,879	15,172	14,870